Exhibit 99.1
ICU Medical, Inc. Announces Fourth Quarter and Fiscal Year 2017 Results
Company Updates FY 2018 Adjusted EPS Guidance

SAN CLEMENTE, Calif., March 1, 2018 (GLOBE NEWSWIRE) -- ICU Medical, Inc. (Nasdaq:ICUI), a leader in the development, manufacture and sale of innovative medical devices used in infusion therapy and critical care applications, today announced financial results for the quarter and fiscal year ended December 31, 2017.

Fourth Quarter 2017 Results

Fourth quarter 2017 revenue was $370.1 million, compared to $95.7 million in the same period last year. GAAP gross profit for the fourth quarter of 2017 was $137.5 million, as compared to $50.8 million in the same period last year. GAAP gross margin for the fourth quarter of 2017 was 37%, as compared to 53% in the same period last year. GAAP net income for the fourth quarter of 2017 was $49.7 million, or $2.33 per diluted share, as compared to GAAP net income of $9.5 million, or $0.54 per diluted share, for the fourth quarter of 2016. Adjusted diluted earnings per share for the fourth quarter of 2017 were $2.98 as compared to $1.20 for the fourth quarter of 2016. Also, adjusted EBITDA was $70.1 million for the fourth quarter of 2017 as compared to $34.3 million for the fourth quarter of 2016.

Full Fiscal Year 2017 Results

Fiscal year 2017 revenue was $1.3 billion, compared to $379.4 million in the same period last year. GAAP net income for fiscal year 2017 was $68.6 million, or $3.29 per diluted share, as compared to GAAP net income of $63.1 million, or $3.66 per diluted share, for fiscal year 2016. Adjusted diluted earnings per share for fiscal year 2017 were $6.45 as compared to $4.88 for fiscal year 2016. Also, adjusted EBITDA was $222.5 million for fiscal year 2017 as compared to $134.1 million for fiscal year 2016.

Adjusted EBITDA and adjusted diluted earnings per share are measures calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Use of Non-GAAP Financial Information following the financial statements herein for further discussion and reconciliations of these measures to GAAP measures.

Vivek Jain, ICU Medical's Chief Executive Officer, said, "Fourth quarter revenues, adjusted EBITDA and adjusted diluted earnings per share were slightly above our expectations.”

Form 10-K Filing

The Annual Report on Form 10-K for the year ended December 31, 2017 (the "Form 10-K"), will be the Company's first annual filing since the completion of the Hospira Infusion Systems business (the "HIS Acquisition"). The complexity of matters related thereto, including the scale of the HIS Acquisition, have required substantial management attention and the Company has experienced unforeseen delays in collecting and compiling certain financial and other related data that would be included in the Form 10-K in connection with the HIS Acquisition. Accordingly, the Company requires additional time to complete certain disclosures and analyses to be included in the Form 10-K and is therefore unable to file its Form 10-K within the prescribed time period without unreasonable effort or expense. The Company does not expect any material changes to the financial results from the press release to be reflected in the Form 10-K when filed. The Company intends to file the Form 10-K within the fifteen day extension period provided by Rule 12b-25.

Revenues by market segment for the three and twelve months ended December 31, 2017 and 2016 were as follows (in millions):

	Three months ended December 31,				Year ended December 31,
Market Segment	2017	2016	$ Change	% Change	2017	2016	$ Change	% Change
Infusion Consumables	$119.7	$82.1	$37.6	45.8%	$365.6	$324.9	$40.7	12.5%
IV Solutions**	146.5	—	146.5	*	522.0	—	522.0	*
Infusion Systems	87.6	—	87.6	*	290.2	—	290.2	*
Critical Care	12.8	13.4	(0.6)	(4.5)%	50.0	53.6	(3.6)	(6.7)%
Other	3.6	0.2	3.4	1,700.0%	64.8	0.9	63.9	7,100.0%
	$370.2	$95.7	$274.5	286.8%	$1,292.6	$379.4	$913.2	240.7%
* Not Applicable
**IV Solutions includes $17.0 million and $68.9 million of contract manufacturing to Pfizer for the three and twelve months ended December 31, 2017, respectively.

Fiscal 2018 Guidance

The Company is modifying its full year 2018 adjusted earnings per share from a range of $6.05 to $6.65 to a range of $6.60 to $7.30.

Conference Call

The Company will host a conference call to discuss fourth quarter and fiscal year 2017 financial results today at 4:30 p.m. EDT (1:30 p.m. PDT). The call can be accessed at (800) 936-9761, international (408) 774-4587, conference ID 5885838. The conference call will be simultaneously available by webcast, which can be accessed by going to the Company's website at www.icumed.com, clicking on the Investors tab, clicking on the Webcast icon and following the prompts. The webcast will also be available by replay.

About ICU Medical, Inc.

ICU Medical, Inc. (Nasdaq:ICUI) develops, manufactures and sells innovative medical devices used in vascular therapy, and critical care applications. ICU Medical's product portfolio includes IV smart pumps, sets, connectors, closed transfer devices for hazardous drugs, cardiac monitoring systems, along with pain management and safety software technology designed to help meet clinical, safety and workflow goals. ICU Medical is headquartered in San Clemente, California. More information about ICU Medical, Inc. can be found at www.icumed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as ''will,'' ''expect,'' ''believe,'' ''could,'' ''would,'' ''estimate,'' ''continue,'' ''build,'' ''expand'' or the negative thereof or comparable terminology, and may include (without limitation) information regarding the Company's expectations, goals or intentions regarding the future, including our full year 2018 guidance and that the Company does not expect any material changes to the financial results and that the Form 10-K will be timely filed. These forward-looking statements are based on management's current expectations, estimates, forecasts and projections about the Company and assumptions management believes are reasonable, all of which are subject to risks and uncertainties that could cause actual results and events to differ materially from those stated in the forward-looking statements. These risks and uncertainties include, but are not limited to, decreased demand for the Company's products, decreased free cash flow, the inability to recapture conversion delays or part/resource shortages on anticipated timing, or at all, changes in product mix, increased competition from competitors, lack of continued growth or improving efficiencies, unexpected changes in the Company's arrangements with its largest customers and the Company’s ability to meet expectations regarding the integration of the Hospira infusion systems business. Future results are subject to risks and uncertainties, including the risk factors, and other risks and uncertainties, described in the Company's filings with the Securities and Exchange Commission, which include those in the Annual Report on Form 10-K for the year ended December 31, 2016 and our subsequent filings. Forward-looking statements contained in this press release are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Year ended December 31,
	2017	2016	2015
REVENUES:
Net sales	$1,292,166	$379,339	$341,254
Other	447	33	414
TOTAL REVENUE	1,292,613	379,372	341,668
COST OF GOODS SOLD	866,518	177,974	160,871
GROSS PROFIT	426,095	201,398	180,797
OPERATING EXPENSES:
Selling, general and administrative	303,953	89,426	83,216
Research and development	51,253	12,955	15,714
Restructuring, strategic transaction and integration	77,967	15,348	8,451
Change in fair value of contingent earn-out	8,000	—	—
Gain on sale of building	—	—	(1,086)
Legal settlements	—	—	1,798
Impairment of assets held for sale	—	728	4,139
TOTAL OPERATING EXPENSES	441,173	118,457	112,232
(LOSS) INCOME FROM OPERATIONS	(15,078)	82,941	68,565
BARGAIN PURCHASE GAIN*	70,890	1,456	—
INTEREST EXPENSE	(2,047)	(118)	(39)
OTHER (EXPENSE) INCOME, net	(2,482)	885	1,173
INCOME BEFORE INCOME TAXES	51,283	85,164	69,699
BENEFIT (PROVISION) FOR INCOME TAXES*	17,361	(22,080)	(24,714)
NET INCOME	$68,644	$63,084	$44,985
NET INCOME PER SHARE*
Basic	$3.50	$3.90	$2.84
Diluted	$3.29	$3.66	$2.73
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	19,614	16,168	15,848
Diluted	20,858	17,254	16,496

________________________________________
* Unaudited balances are subject to change based on final purchase accounting adjustments. A bargain purchase gain adjustment of approximately $10 million would impact income tax up to $1.4 million and net income per diluted share up to $0.48.

 ICU MEDICAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share data)

	Three months ended December 31,
	2017	2016
REVENUES:
Net sales	$370,622	$95,680
Other	(498)	8
TOTAL REVENUE	370,124	95,688
COST OF GOODS SOLD	232,634	44,928
GROSS PROFIT	137,490	50,760
OPERATING EXPENSES:
Selling, general and administrative	77,141	22,598
Research and development	13,876	2,654
Restructuring, strategic transaction and integration	9,934	11,009
Change in fair value of contingent earn-out	(5,000)	—
Impairment of assets held for sale	—	728
TOTAL OPERATING EXPENSES	95,951	36,989
INCOME FROM OPERATIONS	41,539	13,771
BARGAIN PURCHASE GAIN*	(881)	—
INTEREST EXPENSE	(304)	17
OTHER (EXPENSE) INCOME, net	(452)	301
INCOME BEFORE INCOME TAXES	39,902	14,089
BENEFIT (PROVISION) FOR INCOME TAXES*	9,803	(4,577)
NET INCOME	$49,705	$9,512
NET INCOME PER SHARE*
Basic	$2.47	$0.58
Diluted	$2.33	$0.54
WEIGHTED AVERAGE NUMBER OF SHARES
Basic	20,152	16,330
Diluted	21,342	17,551

________________________________________
* Unaudited balances are subject to change based on final purchase accounting adjustments. A bargain purchase gain adjustment of approximately $10 million would impact income tax up to $1.4 million and net income per diluted share up to $0.48.

Use of Non-GAAP Financial Information

This press release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). The non-GAAP financial measures should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. There are material limitations in using these non-GAAP financial measures because they are not prepared in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies, including peer companies. Our management believes that the non-GAAP data provides useful supplemental information to management and investors regarding our performance and facilitates a more meaningful comparison of results of operations between current and prior periods. We use non-GAAP financial measures in addition to and in conjunction with GAAP financial measures to analyze and assess the overall performance of our business, in making financial, operating and planning decisions, and in determining executive incentive compensation. The non-GAAP financial measures included in this press release are adjusted net sales, adjusted gross profit, adjusted gross profit margin, adjusted EBITDA and adjusted diluted earnings per share ("Adjusted Diluted EPS").

Adjusted EBITDA excludes the following items from net income:

Interest, net: We exclude interest in deriving adjusted EBITDA as interest can vary significantly among companies depending on a company's level of income generating instruments and/or level of debt.

Stock compensation expense: Stock-based compensation is generally fixed at the time the stock-based instrument is granted and amortized over a period of several years. The value of stock options is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. The value of our restricted stock awards is determined using the grant date stock price, which may not be indicative of our operational performance over the expense period. Additionally, in order to establish the fair value of performance-based stock awards, which are currently an element of our ongoing stock-based compensation, we are required to apply judgment to estimate the probability of the extent to which performance objectives will be achieved. Based on the above factors, we believe it is useful to exclude stock-based compensation in order to better understand our operating performance.

Intangible asset amortization expense: We do not acquire businesses or capitalize certain patent costs on a predictable cycle. The amount of purchase price allocated to intangible assets and the term of amortization can vary significantly and are unique to each acquisition. Capitalized patent costs can vary significantly based on our current level of development activities. We believe that excluding amortization of intangible assets provides the users of our financial statements with a consistent basis for comparison across accounting periods.

Depreciation expense: We exclude depreciation expense in deriving adjusted EBITDA because companies utilize productive assets of different ages and the depreciable lives can vary significantly resulting in considerable variability in depreciation expense among companies.

Restructuring, strategic transaction and integration: We incur restructuring and strategic transaction charges that result from events, which arise from unforeseen circumstances and/or often occur outside of the ordinary course of our ongoing business. Although these events are reflected in our GAAP financial statements, these unique transactions may limit the comparability of our ongoing operations with prior and future periods.

Adjustment to reverse the cost recognition related to the purchase accounting write-up of inventory to fair market value: The inventory step-up represents the expense recognition of fair value adjustments in excess of the historical cost basis of inventory obtained through acquisition, these charges are outside of our normal operations and are excluded.

Legal settlement: Occasionally, we are involved in legal proceedings that may result in one-time settlements. We exclude these settlements as they have no direct correlation to the operation of our ongoing business.

Bargain purchase gain: We may incur a bargain purchase gain on certain acquisitions if the fair market value of the identifiable assets acquired and liabilities assumed, net of deferred taxes exceeds the total consideration paid. We exclude such gains as they are related to acquisitions and have no direct correlation to the operation of our ongoing business.

Change in fair value of contingent earn-out: We exclude the impact of certain amounts recorded in connection with business combinations. We exclude items that are either non-cash or not normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing.

Disposition of certain assets: Occasionally, we may dispose of certain assets if no longer needed for current operations. We exclude any gains or losses recognized on the sale of these assets in determining our non-GAAP financial measures as they may limit the comparability of our ongoing operations with prior and future periods and distort the evaluation of our normal operating performance.

Impairment of assets held for sale: We have excluded the effect of the impairment on assets held for sale in calculating our non-GAAP adjusted EBITDA and non-GAAP adjusted earnings per share. Impairments on assets no longer used in operations are not reflective of our ongoing business and operating results.

Adjusted Diluted EPS excludes from diluted EPS, net of tax, interest, net, intangible asset amortization expense, stock compensation expense, restructuring, strategic transaction and integration, adjustment to reverse the cost recognition related to the purchase accounting write-up of inventory to fair market value, legal settlement, disposition of certain assets, change in fair value of earn-out, impairment of assets held for sale, bargain purchase gain, which was tax free and the impact of tax reform. We apply our GAAP consolidated effective tax rate to our non-GAAP financial measures, other than when the underlying item has a materially different tax treatment.

From time to time in the future, there may be other items that we may exclude if we believe that doing so is consistent with the goal of providing useful information to investors and management.

The following tables reconcile our GAAP and non-GAAP financial measures:

ICU MEDICAL, INC. AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(In thousands)

	Adjusted EBITDA
	Three months Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
GAAP net income	$49,705	$9,512	$68,644	$63,084

Non-GAAP adjustments:
Interest, net	(638)	—	221	—
Stock compensation expense	5,965	3,778	19,352	15,242
Depreciation and amortization expense	19,057	4,699	66,569	19,050
Restructuring, strategic transaction and integration	9,934	11,009	77,967	15,348
Adjustment to reverse the cost recognition related to the purchase accounting write-up of inventory to fair market value	—	—	66,313	—
Legal settlement	—	—	809	—
Bargain purchase gain	881	—	(70,890)	(1,456)
Change in fair value of contingent earn-out	(5,000)	—	8,000	—
Disposition of certain assets	—	—	2,880	—
Impairment of assets held for sale	—	728	—	728
Benefit (Provision) for income taxes	(9,803)	4,577	(17,361)	22,080
Total non-GAAP adjustments	20,396	24,791	153,860	70,992

Adjusted EBITDA	$70,101	$34,303	$222,504	$134,076

	Adjusted diluted earnings per share
	Three months ended December 31,		Year ended December 31,
	2017	2016	2017	2016
GAAP diluted earnings per share	$2.33	$0.54	$3.29	$3.66

Non-GAAP adjustments:
Interest, net	$(0.03)	$—	$0.01	$—
Stock compensation expense	$0.28	$0.22	$0.93	$0.88
Amortization expense	$0.19	$0.04	$0.72	$0.16
Restructuring, strategic transaction and integration	$0.47	$0.63	$3.74	$0.89
Adjustment to reverse the cost recognition related to the purchase accounting write-up of inventory to fair market value	$—	$—	$3.18	$—
Legal settlement	$—	$—	$0.04	$—
Bargain purchase gain	$0.04	$—	$(3.4)	$(0.08)
Change in fair value of contingent earn-out	$(0.23)	$—	$0.38	$—
Disposition of certain assets	$—	$—	$0.14	$—
Impairment of assets held for sale	$—	$0.04	$—	$0.04
Estimated income tax impact from adjustments and impact from tax reform (1)	$(0.07)	$(0.27)	$(2.58)	$(0.67)
Adjusted diluted earnings per share	$2.98	$1.20	$6.45	$4.88
_______________________________________________
(1) Includes additional tax expense of $3.1 million for both the three months and year ended December 31, 2017 relating to new U.S. tax legislation. The additional tax expense includes an estimated one-time transition tax payable of $2.0 million, payable over an eight year period with 8% due in each of the first five years and a tax expense of $1.1 million related to the remeasurement of deferred tax balances due to the lower corporate tax rate at which they are expected to reverse in the future.

ICU Medical, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures - Fiscal Year 2018 Outlook (Unaudited)
(In millions, except per share data)

	Low End of Guidance	High End of Guidance
GAAP diluted earnings per share	$2.94	$3.64

Non-GAAP adjustments:
Stock compensation expense	$1.09	$1.09
Amortization expense	$0.75	$0.75
Restructuring, strategic transaction and integration	$2.79	$2.79
Estimated income tax impact from adjustments	$(0.97)	$(0.97)
Adjusted diluted earnings per share	$6.60	$7.30

CONTACT:
ICU Medical, Inc.
Scott Lamb, Chief Financial Officer
(949) 366-2183

ICR, Inc.
John Mills, Partner
(646) 277-1254